Exhibit 10.3

AMENDMENT NO. 2

TO THE

PREIT-RUBIN, INC.

1998 STOCK OPTION PLAN

WHEREAS, PREIT-RUBIN, Inc. (“PRI”) sponsors the PREIT-RUBIN, Inc. 1998 Stock Option Plan (the “Plan”);

WHEREAS, the Plan has been amended on one occasion;

WHEREAS, Section 10 of the Plan provides that, subject to certain inapplicable limitations, the Board of Directors of PRI (the “Board”) may amend the Plan; and

WHEREAS, the Board desires to amend the Plan to prohibit (without shareholder approval) the repricing of options;

NOW, THEREFORE, effective as of January 1, 2008:

1. A new subsection (n) is added to the end of Section 6 (“Terms and Conditions of Options”) of the Plan to read as follows:

(n) No Repricing. Repricing of Options shall not be permitted without the approval of the shareholders of PREIT. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 8); (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another award at a time when its exercise price is greater than the fair market value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 9 (involving certain corporate transactions). Such cancellation and exchange will be considered a “repricing” regardless of whether it would be treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Optionee.

2. The first sentence of Section 10 (“Amendment or Termination of the Plan”) is hereby amended to read as follows:

The Board, pursuant to a written resolution, may from time to time suspend or terminate the Plan or amend it and, except as provided in Sections 2(b) and 6(n), the Committee may amend any outstanding Options in any respect whatsoever.

IN WITNESS WHEREOF, PRI has caused these presents to be duly executed this 28th day of December, 2007.

PREIT-RUBIN, INC.

By:	/s/ Bruce Goldman
Executive Vice President